UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2014

Next Graphite, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-185278	90-0911609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

318 North Carson Street, Suite 208
Carson City, NV 89701 USA
 (Address of Principal Executive Offices)

Tel: (949) 397-2522
Fax: (775) 883-0340
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Private Placement

On March 14 and March 20, 2014, Next Graphite, Inc., a Nevada corporation (formerly Zewar Jewellery, Inc., the “Company”) consummated a private placement of an aggregate of 550,000 shares of its common stock, par value $0.001 per share (“Common Stock”), for gross proceeds of $550,000 at a per share price of $1.00 pursuant to a Subscription Agreement with an accredited investor.

The Subscription Agreement contains representations and warranties of the Company and the investor which are customary for transactions of this type. It also obligates the parties to the agreement to indemnify each other for any losses arising out of any breach of the agreement or failure by such party to perform with respect to the representations, warranties or covenants contained in the agreement.

The foregoing description of the Subscription Agreement is qualified in its entirety by the form of the agreement annexed hereto as Exhibit 10.1.

Consulting Agreement

On March 20, 2014, the Company entered into a consulting agreement with Wall Street Relations, Inc. (the “Consultant”). Under the agreement, the Consultant will provide to the Company public relations, communications, advisory and consulting services. The term of the agreement is 12 months. For the services to be rendered under the agreement, the Company will pay to the Consultant during the term of the agreement an aggregate amount of $500,000 in cash.

The foregoing description of the consulting agreement is qualified in its entirety by the form of the agreement annexed hereto as Exhibit 10.2.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported in the current report on Form 8-K filed by the Company with the SEC on November 20, 2013, and in the current report on Form 8-K/A filed by the Company with the SEC on December 6, 2012, the Company’s wholly-owned subsidiary African Graphite, Inc., a Nevada corporation (“AGI”), entered into a Stock Purchase Option Agreement dated November 14, 2013 (the “Option Agreement”), with NMC Corp., a corporation organized under the laws of the Province of Ontario, Canada (“NMC”), whereby NMC granted to AGI an option to purchase 90 ordinary shares, par value one Namibian dollar per share, of Gazania Investments Two Hundred and Forty Two (Proprietary) Limited, a corporation organized under the laws of the Republic of Namibia ("Gazania"), representing 90% of the issued and outstanding shares of Gazania, for $240,000. Gazania currently holds an exclusive prospective license that grants the right to conduct prospecting operations in the license area called AUKAM located in southern Namibia in the Karas Region within the Betaine district. The license area covers about 49,127 hectares. The only mine in Namibia which has produced graphite is situated in the license area. The ore body lies on the eastern slope of a prominent range of hills which rises 120 to 150 meters above the level of the surrounding sand-covered valleys. The country rock consists almost entirely of grayish, medium-to-coarse grained granite and gneissic rocks of the Namaqualand Metamorphic Complex.

Under the Option Agreement, AGI is required to pay to NMC $90,000 as an advance payment to be credited towards the purchase price of the Gazania shares. The Company made the advance payment on November 14, 2013. The balance of the purchase price in the amount of $150,000 was paid by AGI upon exercise of the option that was completed on March 14, 2014. As a result, Gazania became a direct wholly-owned subsidiary of AGI.

In connection with the option exercise closing, 12,600,003 post-split shares of Common Stock previously issued to NMC under the Option Agreement were released to NMC from escrow.

The foregoing description of the terms of the Option Agreement is qualified in its entirety by the text of the agreement annexed hereto as Exhibit 10.3.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference. The Company issued these securities in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 Act and Regulation D and Regulation S promulgated thereunder. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Subscription Agreement
10.2	Option Agreement(1)
10.3	Consulting Agreement
_______________________
(1) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on November 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Next Graphite, Inc.

Dated: March 20, 2014	By:	/s/ Charles C. Bream
Name: Charles C. Bream
Title: Chief Executive Officer